Exhibit 99
QUARTERLY REPORT TO STOCKHOLDERS
2016 FOURTH QUARTER

First Mid Announces:

▪	Net Income Record High for Sixth Consecutive Year

▪	Growth in Earnings, Dividends and Tangible Book Value Per Share

▪	Continued Strong Asset Quality Metrics

▪	Strategic Initiatives Drive Stock Performance

2016 was a successful year for First Mid-Illinois Bancshares, Inc. In addition to the completion of the First Clover Leaf Financial Corp. (“First Clover Leaf”) acquisition in September, our operating metrics improved in many areas. Net income finished at an all-time high increasing by 32% from last year, earnings per share increased by 13%, dividends and tangible book value per share increased, we completed the First Clover Leaf acquisition with consolidated assets increasing to almost $2.9 billion, capital ratios continue to be “well-capitalized”, asset quality ratios decreased modestly with the acquisition but remain strong, and the market price and liquidity of First Mid stock increased.

Net income for 2016 was $21,840,000 compared to $16,512,000 for 2015. On a per share basis, diluted earnings per share were $2.05 for 2016 compared to $1.81 for 2015. Dividends per share for 2016 were $.62 compared to $.59 for 2015 for an increase of 5%. 2016 net income increased due to greater net interest income with growth in earning assets from the acquisitions and strong loan growth in our legacy markets. Also, non-interest income increased with greater revenues from insurance, electronic services and deposit service charges.

As you review the financial statements, you will see many items on the balance sheet, income statement, and performance ratios that are impacted by acquisitions completed over the past two years. The company completed the acquisition of First Clover Leaf and its subsidiary bank First Clover Leaf Bank, N.A. (“First Clover Leaf Bank”) on September 8, 2016. First Clover Leaf Bank had $676 million in assets including $439 million in loans and $550 million in deposits as of December 31, 2016. The 2016 and 2015 financial reports include operating results for 12 Southern Illinois banking centers since acquisition from Old National Bancorp on August 14, 2015 and operating results from the Illiana Insurance Agency since acquisition on December 1, 2015. Our full year 2016 results include the operating results of First Clover Leaf since closing, as well as $1,340,000 in acquisition costs and approximately $911,000 in pre-tax benefit for purchase accounting amortization, net of amortization expense for intangibles.

YTD net interest income totaled $71.2 million compared to $55.8 million last year, while the fourth quarter of 2016 was $21.5 million compared to $15.8 million for the fourth quarter of 2015. The increase in net interest income is primarily due to the growth in earning assets including loans and investments. Loan balances increased to $1.83 billion as of December 31, 2016 compared to $1.28 billion on December 31, 2015 with $439 million of the 2016 increase coming from First Clover Leaf. Loan balances in our legacy First Mid locations increased by $105 million or 8% in 2016 which is solid growth from these locations. Loan balances increased by $19 million in the fourth quarter of 2016 with growth in commercial operating loans throughout our markets. In addition, investment balances increased over the past year as we invested the cash received from the Old National branch acquisition. Our deposit balances also increased to $2.33 billion as of December 31, 2016 compared to $1.73 billion as of December 31, 2015 with $550 million of the increase from First Clover Leaf. Deposit balances in our legacy markets increased by $47 million in 2016 with growth primarily in checking account balances. In total, our deposit balances increased by $65 million in the fourth quarter with greater checking and money market account balances. The net interest margin for 2016 on a tax equivalent basis (5), a non-GAAP metric, was 3.39% compared to 3.37% for 2015. The net interest margin on a tax equivalent basis (5) for the fourth quarter of 2016 was 3.43% compared to 3.40% for the third quarter of 2016 and 3.29% for the fourth quarter of 2015. The ratio was modestly higher due to the loan growth and inclusion of the First Clover Leaf for the full quarter.

Our overall asset quality remains strong as total non-performing loans and other real estate owned to total assets was .70% as of December 31, 2016 which compares well to other peer banks. 2016 provision expense was higher at $2.8 million compared to $1.3 million for 2015 while the provision for the fourth quarter of 2016 was $899,000 compared to $429,000 for the fourth quarter of 2015. Provision expense was higher primarily due to the growth in the loan portfolio and a modest increase in total non-performing loans and other real estate loans in legacy First Mid markets. Total non-performing loans and other real estate loans at December 31, 2016 were $20.2 million with First Clover Leaf adding $12.7 million and legacy First Mid markets with balances of $7.5 million compared to $4.5 million at December 31, 2015. Net charge-offs for 2016 were $649,000 as compared to $424,000 for 2015. Loans added with the First Clover Leaf acquisition were recorded under fair value accounting which does not allow the carryover of the allowance for loan losses. This was the primary reason for the allowance for loan losses to total loans declining to .92% and the ratio of the allowance for loan losses to non-performing loans declining to 92%, each as of December 31, 2016.

Non-interest income for 2016 was $26.9 million compared to $20.5 million for 2015 while non-interest income for the fourth quarter of 2016 was $6.9 million compared to $6.2 million for the fourth quarter of 2015. Insurance commissions for 2016 were $1.3 million higher than last year with the full year revenues from Illiana Insurance Agency. For 2016, revenues from electronic services were $1.3 million greater than last year, deposit service charges increased by $1.1 million, and brokerage revenues were $593,000 higher than last year primarily due to the First Clover Leaf and Southern Illinois acquisitions.

Operating expenses for 2016 were $61.5 million compared to $49.2 million last year while expenses for the fourth quarter of 2016 were $16.9 million compared to $14.3 for the fourth quarter of 2015. The operating expenses of the acquired Southern Illinois branch locations, the Illiana Insurance Agency, and First Clover Leaf since September 8, 2016 are included in the 2016 expenses, as well as, $1,340,000 in First Clover Leaf acquisition costs. Salaries and benefits expense increased to $32.4 million for 2016 compared to $26.3 million for 2015 as full-time equivalent employees increased to 598 at December 31, 2016 from 513 as of December 31, 2015 primarily due to the First Clover Leaf acquisition. Occupancy expenses also increased to $11.4 million for 2016 from $9.1 million last year primarily due to the addition of the Southern Illinois branch locations. In 2016, we donated a branch building in Monticello, Illinois and $653,000 is included in donations expense. When comparing operating expenses for the fourth quarter of 2016 to the fourth quarter of 2015, First Clover Leaf was included for the full quarter of 2016. The company also received a one-time insurance claim recovery of $173,000 during the fourth quarter of 2016.

Our regulatory capital ratios remain strong and in excess of the regulatory minimums to be considered well-capitalized. Tier 1 capital to risk-weighted assets and total capital to risk-weighted assets declined from last year with the First Clover Leaf acquisition and the movement of cash from the Old National branch acquisition into loans and investments that require a higher capital allocation. We also completed the conversion of $27.4 million of Series C preferred stock to common stock during the second quarter of 2016. The conversion led to the increase in the common equity capital ratio. Our tangible book value per share, a non-GAAP metric (1), increased to $16.84 at December 31, 2016 compared to $15.09 at December 31, 2015 with the retained earnings from net income.

During 2016, we continued to take steps to enhance the investment profile of First Mid stock to increase long-term shareholder value. We had strong financial results, joined the Russell 3000 Index, increased the visibility of First Mid stock by presenting at investor conferences, have received increased analyst coverage, used our stock as currency for an acquisition, and maintained a competitive dividend. These steps have contributed to a significant increase in First Mid shares traded as we averaged over 20,000 shares traded over the past three months. The increase in trading volume creates a more efficient market for our stock and has improved liquidity for our shareholders. These actions along with the increase in the valuations of financial stocks since mid-November led to the market price of First Mid stock increasing to $34.00 as of December 31, 2016 from $26.00 last year-end.

We continue planning for the operating system conversion and combination of the First Clover Leaf Bank into First Mid-Illinois Bank and Trust, N.A. and expect to complete the conversion late in the first quarter of 2017 pending regulatory approval. We are focused on making the transition for our customers as smooth as possible and are excited about opportunities we will have such as a higher combined legal lending limit in this market.

In conclusion, 2016 was quite a good year for First Mid. Given our financial performance, increase in asset size of the company, additions to our team from First Clover Leaf, and improvements in First Mid stock, our banking franchise is stronger and better positioned to take advantage of the opportunities that lie ahead. I look forward to a good 2017 and beyond. Thank you for your continued support of First Mid-Illinois Bancshares, Inc. and please contact me if you should have any questions.

Sincerely,
Joseph R. Dively
Chairman and Chief Executive Officer
217-258-9520
jdively@firstmid.com

January 26, 2017

Fourth Quarter 2016 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)		(unaudited)
	December 31,	September 30,	December 31,
	2016	2016	2015
Assets
Cash and cash equivalents	$175,902	$123,037	$115,784
Investment securities	708,722	684,571	629,056
Loans (including loans held for sale)	1,825,992	1,806,745	1,281,889
Less allowance for loan losses	(16,753)	(16,161)	(14,576)
Net loans	1,809,239	1,790,584	1,267,313
Premises and equipment, net	40,292	40,695	31,340
Goodwill and intangibles, net	70,623	71,209	50,004
Bank Owned Life Insurance	41,318	41,031	—
Other assets	38,439	32,821	21,002
Total assets	$2,884,535	$2,783,948	$2,114,499

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$471,206	$431,480	$342,636
Interest bearing	1,858,681	1,833,779	1,389,932
Total deposits	2,329,887	2,265,259	1,732,568
Repurchase agreements with customers	185,763	127,432	128,842
Other borrowings	58,157	72,109	20,000
Junior subordinated debentures	23,917	23,892	20,620
Other liabilities	6,138	7,991	7,460
Total liabilities	2,603,862	2,496,683	1,909,490
Total stockholders’ equity	280,673	287,265	205,009
Total liabilities and stockholders’ equity	$2,884,535	$2,783,948	$2,114,499

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands)	Twelve months ended
	December 31,
	2016	2015
Balance at beginning of period	$205,009	$164,916
Net income	21,840	16,512
Dividends on preferred stock and common stock	(7,336)	(6,756)
Issuance of preferred and common stock	67,294	29,559
Purchase of treasury stock	—	(1,066)
Deferred compensation and other adjustments	350	246
Changes in accumulated other comprehensive income	(6,484)	1,598
Balance at end of period	$280,673	$205,009

Fourth Quarter 2016 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Interest income:
Interest and fees on loans	$19,456	$13,486	$61,952	$48,460
Interest on investment securities	3,392	3,075	13,014	10,548
Interest on federal funds sold & other deposits	163	136	530	243
Total interest income	23,011	16,697	75,496	59,251
Interest expense:
Interest on deposits	936	592	2,713	2,282
Interest on repurchase agreements with customers	34	19	96	62
Interest on other borrowings	301	150	811	629
Interest on subordinated debt	216	136	672	526
Total interest expense	1,487	897	4,292	3,499
Net interest income	21,524	15,800	71,204	55,752
Provision for loan losses	899	429	2,826	1,318
Net interest income after provision for loan losses	20,625	15,371	68,378	54,434
Non-interest income:
Trust revenues	968	1,171	3,517	3,746
Brokerage commissions	468	402	1,908	1,315
Insurance commissions	646	539	3,452	2,107
Service charges	1,814	1,678	6,791	5,681
Securities gains, net	62	221	1,192	452
Mortgage banking revenues	457	205	1,172	754
ATM / debit card revenue	1,586	1,452	6,004	4,676
Other	910	531	2,876	1,813
Total non-interest income	6,911	6,199	26,912	20,544
Non-interest expense:
Salaries and employee benefits	9,061	7,462	32,354	26,337
Net occupancy and equipment expense	3,029	2,814	11,418	9,143
Amortization of intangible assets	597	425	1,909	891
Legal and professional expense	621	632	3,035	2,474
Other	3,568	2,999	12,794	10,403
Total non-interest expense	16,876	14,332	61,510	49,248
Income before income taxes	10,660	7,238	33,780	25,730
Income taxes	3,863	2,584	11,940	9,218
Net income	$6,797	$4,654	$21,840	$16,512

Per Share Information
Basic earnings per common share	$0.55	$0.49	$2.07	$1.84
Diluted earnings per common share	0.55	0.48	2.05	1.81
Dividends per common share	0.16	0.30	0.62	0.59

Fourth Quarter 2016 Financial Results
FIRST MID-ILLINOIS BANCSHARES, INC.
SELECTED FINANCIAL HIGHLIGHTS	As of
		(unaudited)
	December 31,	September 30,	December 31,
	2016	2016	2015
SHARE AND PER COMMON SHARE DATA
Book value per common share	$22.51	$23.06	$21.01
Tangible book value per common share (1)	$16.84	$17.34	$15.09
Common shares outstanding	12,470,999	12,457,462	8,453,967
Market price of stock	$34.00	$27.26	$26.00

REGULATORY CAPITAL RATIOS
Leverage ratio	9.19%	11.02%	9.20%
Total capital to risk-weighted assets	12.79%	12.79%	14.25%
Tier 1 capital to risk-weighted assets	11.99%	12.03%	13.23%
Common equity tier 1 capital to risk weighted assets (2)	10.86%	10.86%	9.92%
Preferred stockholders' equity	$0	$0	$27,400,000
Common stockholders' equity	$280,673,000	$287,265,000	$177,609,000

ASSET QUALITY
Allowance for loan losses to non-performing loans	92%	102%	363%
Allowance for loan losses to total loans outstanding	0.92%	0.89%	1.14%
Total YTD net charge-offs (3)	$649,000	$343,000	$424,000
Total non-performing loans and other real estate owned	$20,226,000	$17,888,000	$4,491,000

	Three months ended			Twelve months ended
		(unaudited)
	December 31,	September 30,	December 31,	December 31,	December 31,
	2016	2016	2015	2016	2015
PERFORMANCE RATIOS (3)
Return on average assets (4)	0.97%	0.92%	0.79%	0.94%	0.91%
Return on average common equity (4)	9.22%	9.02%	8.10%	9.30%	8.97%
Net interest margin, TE (5)	3.43%	3.40%	3.29%	3.39%	3.37%

(1)	A non-GAAP metric defined as total common equity less goodwill and intangibles divided by common shares outstanding as of period end

(2)	A non-GAAP metric defined as total common equity adjusted for gains/(losses) less goodwill and intangibles divided by risk weighted assets as of period end

(3)	Financial information is provided as of the date listed except Performance Ratios and Total Net charge-offs which are as of the period ending on the date listed

(4)	Net income is annualized for period

(5)
A non-GAAP net interest margin on a tax equivalent basis (TE), where the interest earned on tax-exempt securities and loans is adjusted to an amount comparable to interest subject to normal income taxes assuming a federal tax rate of 35%

Corporate Profile

First Mid-Illinois Bancshares, Inc. is the parent company of First Mid-Illinois Bank & Trust, N.A. ("First Mid Bank"), First Clover Leaf Bank, N.A. ("First Clover Leaf Bank"), Mid-Illinois Data Services, Inc., and First Mid Insurance Group. Our mission is to fulfill the financial needs of our communities with exceptional personal service, professionalism and integrity, and deliver meaningful value and results for customers and shareholders.

First Mid Bank was first chartered in 1865 and has since grown into a more than $2.2 billion community-focused organization that provides financial services through a network of 46 banking centers in 33 communities. First Clover Leaf Bank was acquired in September 2016 and has 7 banking centers in 4 Illinois and 1 Missouri communities and has approximately $676 million in assets. Our talented team is comprised of almost 600 men and women who take great pride in First Mid Bank, First Clover Leaf Bank, and the Company, their work and their ability to serve our customers.

More information about the Company is available on our website at www.firstmid.com. Our stock is traded in The NASDAQ Stock Market LLC under the ticker symbol "FMBH."

Note Concerning Forward-looking Statements
This presentation may contain certain forward-looking statements, such as discussions of the Company's pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A - "Risk Factors" and other sections of the Company's Annual Report on Form 10-K, and in the Company's other filings with the SEC. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com